                          AGREEMENT AND PLAN OF MERGER

                            DATED AS OF ____________

                                  BY AND AMONG


                            GENITOR ACQUISITION CORP,


                              STARBASE CORPORATION

                                       AND

                               GENITOR CORPORATION

                          AGREEMENT AND PLAN OF MERGER


        This Agreement and Plan of Merger is made and entered into as of June 12, 2000 ("Agreement"), by and among STARBASE CORPORATION, a Delaware corporation ("Parent"), GENITOR ACQUISITION CORP, a Delaware corporation ("Merger Sub") and GENITOR CORPORATION, a Michigan corporation (the "Company.

               Capitalized terms not otherwise defined in this Agreement are defined in Appendix A hereto.


                                    RECITALS:

               WHEREAS, the Boards of Directors of each of the Company, Parent and Merger Sub believe it is in the best interests of each company and their respective stockholders that Parent acquire the Company through the statutory merger of the Company with and into the Merger Sub (the "Merger"), and in furtherance thereof, have approved the Merger;

               WHEREAS, pursuant to the Merger, among other things, and subject to the terms and conditions of this Agreement, all of the issued and outstanding shares of capital stock of the Company ("Company Capital Stock") and all outstanding options, warrants or other rights to acquire or receive shares of Company Capital Stock shall be converted into the right to receive Three Hundred Thirty-Three Thousand Three Hundred Thirty-Three (333,333) unregistered shares (except as adjusted according to Section 1.6 (i) or (ii) hereof) of Common Stock of Parent ("Parent Shares");

               WHEREAS, a portion of the Parent Common Stock otherwise issuable in connection with the Merger shall be placed in escrow by Parent, the release of which amount shall be contingent upon certain events and conditions, as set forth in Section 1.9 hereof; WHEREAS, the Company, Parent and Merger Sub desire to make certain representations and warranties and other agreements in connection with the Merger; and

               WHEREAS, for Federal income tax purposes, it is intended that the Merger qualify as a reorganization under the provisions of Section 368 of the Internal Revenue Code of 1986, as amended.

               NOW, THEREFORE, in consideration of the mutual benefits to be derived and the representations and warranties, conditions and promises herein contained, and intending to be legally bound hereby, the parties hereto hereby agree as follows:



                                    ARTICLE I

                                     GENERAL


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               1.1 The Merger. At the Effective Time (as defined in Section 1.2)
and subject to and upon the terms and conditions of this Agreement and the applicable provisions of the Delaware General Corporation Law ("Delaware Law") and the Michigan Business Corporation Act ("Michigan Law"), the Company shall be merged with and into the Merger Sub, the separate corporate existence of the Company shall cease, and the Merger Sub shall continue as the surviving corporation and as a wholly-owned subsidiary of Parent. The Merger Sub as the surviving corporation after the Merger is hereinafter sometimes referred to as the "Surviving Corporation."

               1.2 Effective Time. Unless this Agreement is earlier terminated pursuant to Article VI hereof, and subject to the satisfaction or waiver of each of the conditions set forth in Article V, the closing of the Merger (the "Closing") shall take place on June 12, 2000, at the offices of StarBase Corporation, 4 Hutton Centre Drive, Suite 800, Santa Ana, California, unless another place or time is agreed to by Parent and the Company. The date upon which the Closing actually occurs is herein referred to as the "Closing Date." On the Closing Date, the parties hereto shall cause the Merger to be consummated by filing an Agreement or Certificate of Merger (or like instrument) with the Secretary of State of the State of Delaware (the "Merger Agreement") and a Certificate of Merger with the State of Michigan, in accordance with the relevant provisions of applicable law (the later of the times of confirmation of such filings by the appropriate state authorities being referred to herein as the "Effective Time").

               1.3 Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in the applicable provisions of Delaware Law. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

               1.4 Certificate of Incorporation; Bylaws.

               (a) Unless otherwise determined by Parent prior to the Effective Time, at the Effective Time, the Certificate of Incorporation of Merger Sub, as in effect immediately prior to the Effective Time, shall be the Certificate of Incorporation of the Surviving Corporation until thereafter amended as provided by law and such Certificate of Incorporation.

               (b) Unless otherwise determined by Parent, the Bylaws of Merger Sub, as in effect immediately prior to the Effective Time, shall be the Bylaws of the Surviving Corporation until thereafter amended.

               1.5 Directors and Officers. The director(s) of Merger Sub immediately prior to the Effective Time shall be the initial director(s) of the Surviving Corporation, each to hold office in accordance with the Certificate of Incorporation and Bylaws of the Surviving


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

Corporation. The officers of Merger Sub immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation, each to hold office in accordance with the Bylaws of the Surviving Corporation.

               1.6 Conversion of Securities. At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub or Company:


                      (a) Each issued and outstanding share of the Company Capital Stock, other than Dissenting Stock (as defined below) or shares of Company Capital Stock held in treasury of Company as of the Effective Time, shall be automatically converted into the right to receive consideration per share (the "Merger Consideration") consisting of that number of shares of Parent Common Stock, determined by dividing 333,333 (as adjusted pursuant to (i) or (ii) below), by the number of issued and outstanding shares of Company Capital Stock (including Dissenting Stock, if any, but excluding that number of shares of Company Capital Stock, if any, issued pursuant to Section 1.6(b) hereof) other than shares of Company Capital Stock held in treasury, subject to adjustment as appropriate to account for any split, combination or reclassification with respect to the Parent Common Stock. Anything to the contrary contained herein notwithstanding, the Merger Consideration shall be adjusted as follows:

                             (i) If the value of the Parent Shares to be
exchanged in the Merger under this Section 1.6(a) is less than $2.0 million, based on the average closing price of Parent's Common Stock as quoted on the Nasdaq Smallcap Market (or such other exchange or quotation system on which Parent Common Stock is then traded or quoted) on the five (5) business days prior to the Closing Date (the "Average Per-Share Price"), then the number of Parent Shares will be adjusted so that the number of Parent Shares shall be equal to the quotient of (A) $2.0 million and (B) the Average Per-Share Price, but in no event shall the number of Parent Shares exceed 500,000.

                             (ii) If the value of the Parent Shares to be
exchanged in the Merger under this Section 1.6(a) is greater than $2.5 million, based on the Average Per-Share Price, then the number of Parent Shares will be adjusted so that the number of Parent Shares shall be equal to the quotient of
(A) $2.5 million and (B) the Average Per-Share Price.

                             (iii) the value of the aggregate Merger
Consideration as determined in this Section 1.6(a) after any adjustment pursuant to (i) and (ii) above, shall be further reduced by (a) any outstanding indebtedness (excluding the Preferred Debt Amount as defined below, letters of credit, bankers' acceptances and document acceptances) owed by Company to any bank or financial institution or any debt owed to any current or former shareholder (or any Affiliate thereof) of the Company as of the Closing Date, and (b) any outstanding amounts owed by Company under Capital Leases as of the Closing Date.

                      (b) In addition to the Parent Shares delivered under
Section 1.6 (a), Parent shall deliver to each holder of the Company's Convertible Promissory Notes the number of unregistered shares of Parent Common Stock equal to the quotient of (A) the amount of the debt


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

outstanding under each such holder's Convertible Promissory Note(s) as listed on
Schedule 1.6(b) hereof, which the aggregate of all such Convertible Promissory Notes is currently estimated by the parties to be $457,007, but in no event to exceed an aggregate total of $460,000 ("Preferred Debt Amount") and (B) the closing price of the Parent Common Stock as quoted on the Nasdaq Smallcap Market (or such other exchange or quotation system on which Parent Common Stock is then traded or quoted) on the last market trading day prior to the Closing Date ("Parent Closing Market Price"). The Preferred Debt Amount shall not be subject to the adjustments set forth in Section 1.6(a) or to the escrow requirements set forth in Section 1.9.

                      (c) All shares of the Company Capital Stock surrendered in exchange for shares of Parent Common Stock, shall be canceled and extinguished by Company.

                      (d) Any option, warrant or other right exercisable or exchangeable into shares of Company Capital Stock and outstanding as of the Effective Time (the "Company Options"), if any, a complete and accurate list of which is set forth in Schedule 2.2, shall be canceled and extinguished without any conversion thereof and no payment shall be made with respect thereto.

                      (e) Any shares of the capital stock of Company held in the treasury of Company shall be canceled and extinguished without any conversion thereof and no payment shall be made with respect thereto.

                      (f) No fractional shares of Parent Common Stock shall be issued in connection with the Merger but, in lieu thereof, each holder of Company Capital Stock who would otherwise be entitled to a fraction of a share of Parent Common Stock (after aggregating all fractional shares of Parent Common Stock to be received by such holder) will be entitled to receive from Parent an amount of cash (rounded to the nearest whole US $0.01) equal to the product of
(i) such fraction of a share multiplied by (ii) the Parent Closing Market Price.

                      (g) From and after the Effective Time, the holders of certificates evidencing ownership of Company Capital Stock shall cease to have any rights with respect to such stock, except as otherwise provided herein or by law.

                      (h) Subject to Section 6.1(c), shares of the Company Capital Stock with respect to which appraisal rights have been demanded and perfected (the "Dissenting Stock") in accordance with Sections 761 through 774 of Michigan Law shall not be converted into the right to receive any portion of the Merger Consideration at or after the Effective Time, and the holder thereof shall be entitled only to such rights as are granted by Michigan Law. Notwithstanding the preceding sentence, if any holder of shares of the Company Capital Stock who demands appraisal of such shares under the Michigan Law shall effectively withdraw his demand for such appraisal (in accordance with the Michigan Law) or becomes ineligible for such appraisal (through failure to perfect or otherwise) then, as of the Effective Time or the occurrence of such event, whichever is the last to occur, such holder's Dissenting Stock shall cease to be Dissenting


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

Stock and shall be converted into and represent the right to receive such holder's pro rata portion of the Merger Consideration, without interest thereon, as provided in this Section 1.6. Company shall give Parent and Merger Sub (i) prompt notice of any written demands for appraisal, withdrawals of demands for appraisal and any other instrument served pursuant to Sections 761 through 774 of the Michigan Law received by Company and (ii) the opportunity to participate in all negotiations and proceedings with respect to demands for appraisal under such Section.


                      (i) Each share of the capital stock of Merger Sub issued and outstanding at the Effective Time shall remain outstanding as fully paid and nonassessable shares of the common stock of the Surviving Corporation.

               1.7 Closing of Transfer Books. At the Effective Time, the stock transfer books of Company shall be closed and there shall be no further registration of transfers of any shares of the capital stock of Company thereafter on its records.

               1.8 Surrender of Certificates.

               (a) Exchange Agent. Prior to the Effective Time, Parent and Company shall designate the law firm of Parker Chapin LLP to act as exchange agent (the "Exchange Agent").

               (b) Parent to Provide Common Stock. Promptly as practicable after the Effective Time, Parent shall make available to the Exchange Agent for exchange in accordance with this Article I, the aggregate number of shares of Parent Common Stock issuable pursuant to Section 1.6(a) in exchange for outstanding shares of Company Capital Stock; provided that, on behalf of the holders of Company Capital Stock, Parent shall deposit into an escrow account a number of shares of Parent Common Stock equal to the Escrow Amount (as defined in Section 1.9 hereof) out of the aggregate number of shares of Parent Common Stock otherwise issuable pursuant to Section 1.6(a). The portion of the Escrow Amount contributed on behalf of each holder of Company Capital Stock shall be in proportion to the aggregate number of shares of Parent Common Stock which such holder would otherwise be entitled to receive under Section 1.6(a) by virtue of ownership of outstanding shares of Company Capital Stock.

               (c) Exchange Procedures. Promptly after the Effective Time, the Surviving Corporation shall cause to be mailed to each holder of record of a certificate or certificates (the "Certificates") which immediately prior to the Effective Time represented outstanding shares of Company Capital Stock and which shares were converted into the right to receive shares of Parent Common Stock pursuant to Section 1.6, (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent and shall be in such form and have such other provisions as Parent may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for certificates representing shares of Parent Common Stock. Upon surrender of a Certificate for cancellation to the Exchange Agent or to such other


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

agent or agents as may be appointed by Parent, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, the holder of such Certificate shall be entitled to receive in exchange therefor a certificate representing the number of whole shares of Parent Common Stock, less the number of shares of Parent Common Stock, if any, to be deposited in escrow on such holder's behalf pursuant to Section
1.9 hereof, plus cash in lieu of fractional shares in accordance with Section 1.6, to which such holder is entitled pursuant to Section 1.6, and the Certificate so surrendered shall forthwith be canceled. As soon as practicable after the Effective Time, and subject to and in accordance with the provisions of Section 1.9 hereof, Parent shall cause to be distributed to the Escrow Agent (as defined in Section 1.9) a certificate or certificates representing the number of shares of Parent Common Stock equal to the Escrow Amount, which certificate shall be registered in the name of the Escrow Agent. Such shares shall be beneficially owned by the holders on whose behalf such shares were deposited in the Escrow Fund and shall be available to compensate Parent as provided in Section 1.9. Until so surrendered, each outstanding Certificate that, prior to the Effective Time, represented shares of Company Capital Stock will be deemed from and after the Effective Time, for all corporate purposes, other than the payment of dividends, to evidence the ownership of the number of full shares of Parent Common Stock into which such shares of Company Capital Stock shall have been so converted and the right to receive an amount in cash in lieu of the issuance of any fractional shares in accordance with Section 1.6.

               (d) Distributions with Respect to Unexchanged Shares. No dividends or other distributions with respect to Parent Common Stock declared or made after the Effective Time and with a record date after the Effective Time will be paid to the holder of any unsurrendered Certificate with respect to the shares of Parent Common Stock represented thereby until the holder of record of such Certificate shall surrender such Certificate. Subject to applicable law, following surrender of any such Certificate, there shall be paid to the record holder of the certificates representing whole shares of Parent Common Stock issued in exchange therefor, without interest, at the time of such surrender, the amount of dividends or other distributions with a record date after the Effective Time theretofore payable with respect to such whole shares of Parent Common Stock.

               (e) Transfers of Ownership. If any certificate for shares of Parent Common Stock is to be issued in a name other than that in which the Certificate surrendered in exchange therefor is registered, it will be a condition of the issuance thereof that the Certificate so surrendered will be properly endorsed and otherwise in proper form for transfer and that the person requesting such exchange will have paid to Parent or any agent designated by it any transfer or other taxes required by reason of the issuance of a certificate for shares of Parent Common Stock in any name other than that of the registered holder of the Certificate surrendered, or established to the satisfaction of Parent or any agent designated by it that such tax has been paid or is not payable.

               (f) No Liability. Notwithstanding anything to the contrary in this Section 1.8,


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

none of the Exchange Agent, the Surviving Corporation or any party hereto shall be liable to a holder of shares of Parent Common Stock or Company Capital Stock for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar law.


               1.9 Escrow Amount. As additional security for the indemnification provisions as set forth under Article VII hereof, ten percent (10%) of the shares of Parent Shares to be distributed under Section 1.6(a) ("Indemnity Escrow Shares") shall be held in escrow with Greater Bay Trust Company (the "Escrow Agent") as collateral for the indemnification obligations of the Company pursuant to this Agreement and the provisions of an escrow agreement ("Escrow Agreement") in the form attached hereto as Exhibit 1.9. The Indemnity Escrow Shares shall be returned to the holders, less any amounts to cover claims, upon the first anniversary of the Closing Date ("Indemnity Escrow Period"), provided, however, that ten percent (10%) of the shares of Parent Shares to be owned by Andy Seidl and Carol Seidl (the "Seidls") as their portion of the Merger Consideration (the "Seidl Escrow Shares") shall be held in escrow for a period of two (2) years from the Closing Date as collateral for (i) the indemnification obligations as set forth in Sections 7.1 and 7.3 hereunder and (ii) the obligation of Andy Seidl under his Employment Agreement (the execution of which is a condition to Closing under Section 5.2(f) below) not to terminate his employment with Parent voluntarily and without cause, and not to have been terminated with cause, during the two-year employment term set forth in the Employment Agreement, pursuant to the provisions of the Escrow Agreement. The Seidl Escrow Shares shall be withheld from the shares of Parent Shares to be delivered at the Closing and at the expiration of the Indemnity Escrow Period, as provided in the Escrow Agreement, and shall be returned to the Seidls upon the second anniversary of the Closing, less any amounts to cover claims, provided that Andy Seidl has remained continuously employed with Parent through such date. In the event that Andy Seidl's employment terminates prior to such second anniversary, and such termination is not due to (i) termination by Parent without cause, or (ii) the death or long-term disability of Andy Seidl, the Seidls will forfeit all the Seidl Escrow Shares and such Seidl Escrow Shares shall revert to Parent. Notwithstanding anything to the contrary contained herein, in the event that all holders have not executed either (i) the Escrow Agreement or (ii) a power of attorney naming one or more of the Primary Shareholders (as that term is defined in Section 5.2(h) below) as their attorney in fact to act on their behalf under the Escrow Agreement, within thirty (30) days after the Closing Date, as additional security, the Seidls will return to Parent to have placed in the escrow the number of Parent Shares associated with such holder(s) (the "Additional Seidl Indemnity Shares"). Such Additional Seidl Indemnity Shares will be released (subject to any claims) at the expiration of the Indemnity Escrow Period.


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

                                   ARTICLE II

            REPRESENTATIONS AND WARRANTIES OF COMPANY AND THE SEIDLS

        Company and the Seidls represent and warrant to Parent and Merger Sub that the statements contained in this Section 2 are correct and complete as of the date of this Agreement, except as set forth in the Disclosure Schedule accompanying this Agreement and initialed by the parties (the "Disclosure Schedule"). The Disclosure Schedule will be arranged in paragraphs corresponding to the lettered and numbered paragraphs contained in this Article II. The term "Knowledge" of the Company or statements about facts or circumstances recognized by the Company shall refer to the actual knowledge of the Seidls, after due investigation, examination of the Company's records and inquiries of Company personnel.

        2.1 Organization, Standing and Power. Company is a corporation duly organized and validly existing under the laws of the state of its incorporation, with full corporate power and authority to own, lease and operate its properties and to carry on business as presently conducted by it. Company is duly qualified and is in good standing as a foreign corporation in all states or jurisdictions in which the character and location of any of the properties owned or leased by Company, or the conduct of its business, makes it necessary for it to qualify to do business as a foreign corporation and where it has not so qualified, except for those jurisdictions in which the failure to so qualify would not have a Material Adverse Effect (as defined in Section 2.5 hereof) on the business or operations of Company. Copies of the Articles of Incorporation of Company and all amendments thereof and the By-laws of Company, as amended to date, have been made available to Parent and are complete and correct. Company's minute books heretofore made available to Parent contain complete and accurate records of all meetings and other corporate actions of its stockholders and board of directors (including committees of its Board of Directors).

        2.2 Capitalization. As of April 30, 2000, the authorized Company Capital Stock consists of 200,000 shares of common stock, no par value per share (the "Company Stock") and 25,000 shares of preferred stock, no par value (the "Preferred Stock"), of which 84,166 shares of Company Stock and 15,657 shares of Preferred Stock are issued and outstanding. Notwithstanding the foregoing, as of the Closing Date, all shares of Preferred Stock shall have been converted to Company Stock. Except as disclosed in Schedule 2.2 of the Disclosure Schedule, there are no outstanding options, warrants, rights, calls, commitments, conversion rights, puts, plans or other agreements of any character to which Company is a party or otherwise bound which provide for the acquisition or disposition of any of the Company Stock or any of the securities of Company.
Schedule 2.2 sets forth a true and complete list of the holders of all outstanding Company Options, and breakdown as between vested and unvested options, the exercise price per share and the terms of such options, as of the date hereof. Except as listed on Schedule 2.2, there are (a) no options, warrants or other rights, agreements, arrangements or commitments of any character obligating Company to issue or sell any shares of capital stock of or other equity interests in Company, (b) no outstanding contractual obligations


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

or other commitments or arrangements of Company to: (i) repurchase, redeem or otherwise acquire any shares of the capital stock of Company (or any interest therein) or (ii) provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any other entity, or (iii) issue or distribute to any person any capital stock of Company, or (iv) issue or distribute to holders of any of the capital stock of Company any evidences of indebtedness or assets of Company, and (c) no preemptive rights with regard to the capital stock of Company, and no right-of-first refusal or similar catch-up rights with regard to such capital stock. All of the outstanding securities of Company have been issued and sold by Company in full compliance with applicable federal and state securities laws. All of the outstanding Company Stock has been duly and validly issued and is fully paid and nonassessable.

               2.3 Interests in Other Entities. Company does not: (a) own, directly or indirectly, of record or beneficially, any shares of voting stock or other equity securities of any other entity; (b) have any ownership interest, direct or indirect, of record or beneficially, in any unincorporated entity; or
(c) have any obligation, direct or indirect, present or contingent, (i) to purchase or subscribe for any interest in, advance or loan moneys to, or in any way make investments in, any person or entity, or (ii) to share any profits or capital investments or both from any entity.

               2.4 Authority.

                      (a) The execution and delivery by Company of this Agreement and of all of the agreements to be executed and delivered by it pursuant hereto (the "Company Documents"), the performance by Company of its obligations hereunder and thereunder, and the consummation of the transactions contemplated hereby and thereby, have been duly and validly authorized by Company's Board of Directors and no other corporate or other proceedings on the part of Company, other than the approval of its stockholders, are necessary to authorize the execution and delivery of this Agreement by Company or the consummation of the transactions contemplated hereby.

                      (b) This Agreement and the Company documents are the valid and binding obligation of Company and are enforceable in accordance with their respective terms, subject to the effect of applicable bankruptcy, reorganization, insolvency, moratorium and other similar laws of general application relating to, limiting or affecting the enforcement of creditors' rights generally and general principles of equity that may limit the enforceability of the remedies, covenants or other provisions of this Agreement or the Company Documents and the availability of injunctive relief or other equitable remedies.

               2.5 Noncontravention. Neither the execution and delivery by Company of this Agreement or the Company Documents pursuant hereto, nor the consummation of any of the transactions contemplated hereby or thereby, nor the performance by Company of its obligations hereunder or thereunder, will (nor with the giving of notice or the lapse of time or both would): (a) conflict with or result in a breach of any provision of the Articles of Incorporation or By-laws of Company; or (b) in any manner that would materially affect the ability of Company to consummate or perform the transactions contemplated hereby or have a material adverse effect on the business, assets, liabilities, properties, results of operations or financial condition of Company (hereinafter, a "Material Adverse Effect"), (i) give rise to a default, or any right of termination, cancellation or acceleration, or otherwise be in conflict with or result in a loss of contractual benefits to Company under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license, agreement or other instrument or obligation to which Company is a party or by which Company may be bound or to which Company may be subject, or require any consent, approval or notice under the terms of any such document or instrument that has not been obtained, or (ii) violate any order, writ, injunction, decree, law, statute, rule or regulation of any court or governmental authority which is applicable to Company or (iii) result in the creation or imposition of any lien, adverse claim, security interest, pledge, mortgage, charge or encumbrance, of any nature whatsoever (a "Lien"), upon any of the properties or assets of Company; or (c) interfere with or otherwise adversely affect the ability of the Surviving Corporation to carry on the business of the Company after the Effective Time on substantially the same basis as is now conducted; or (d) require the consent, waiver, approval, authorization that has not been obtained, license, certificate or franchise, of or any filing by Company other than the filing of a certificate of merger with the Secretary of State of the State of Delaware and with the Corporation, Securities and Land Development Bureau of the State of Michigan.

               2.6 Litigation. There are no suits or actions, or administrative, arbitration or other proceedings or governmental investigations, pending or to the Company's Knowledge threatened, against or relating to Company. There are no judgments, orders, stipulations, injunctions, decrees or awards in effect which relate to Company or the operation of Company, which if decided against Company would have a Material Adverse Effect. There has been no products liability claims made or threatened against Company.

               2.7 Compliance with Law. To the best of Company's Knowledge, Company is not engaging in any activity or omitting to take any action as a result of which it is in violation of any law, rule, regulation, zoning or other ordinance, statute, order, injunction or decree, or any other requirement of any court or governmental or administrative body or agency, applicable to Company, its business or its assets ("Laws"), which Laws include, but are not limited to, those relating to: the use, storage, handling, transport or disposal of pollutants, contaminants, pesticides, petroleum or petroleum product, asbestos, hazardous or toxic materials or wastes, or any substance, whether solid, liquid or gaseous, that is listed, defined or regulated as a "hazardous substance", "hazardous waste" or "solid waste" or otherwise classified as hazardous or toxic, in or pursuant to any Environmental Law (as defined herein), causing or posing a threat to cause contamination or adverse effect to the environment ("Hazardous Substances"); occupational safety and health; business practices and operations; labor practices; employee benefits; and zoning and other land use. For purposes hereof, "Environmental Laws" means all federal, state and local laws, rules, regulations, permits, orders, judgments, injunctions and decrees relating to Hazardous Substances applicable to the business and the facilities of Company (whether or not owned by them).


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

               2.8 Financial Statements; SEC Filings; Books and Records.

                      (a) Company has delivered or made available to Parent an unaudited balance sheet at December 31, 1999 and December 31, 1998, and the related unaudited statements of cash flow and income for the twelve (12) months then ended, and an audited balance sheet ("Balance Sheet") at April 30, 2000 (collectively, the "Company Reports").

                      (b) The April 30, 2000 Balance Sheet, together with the notes thereto, has been prepared in accordance with generally accepted accounting principles ("GAAP"), except as disclosed therein, and presents fairly the financial condition and position of Company as at the dates thereof.

                      (c) The books and records of Company are materially complete and correct, have been maintained in accordance with good business practices, and accurately reflect the basis for the financial condition, results of operations and cash flow of Company as set forth in the financial statements contained in the Company Reports.

               2.9 Accounts Receivables; Inventories. The accounts receivable, net of the allowance for doubtful accounts applicable thereto (which allowance is established on a basis consistent with GAAP) included in the April 30, 2000 Balance Sheet, represent bona fide transactions made in the ordinary course of business of Company and, in the aggregate, to Company's Knowledge, are collectible in the ordinary course of business consistent with past practices of Company, subject to applicable reserves. Company has performed all obligations with respect thereto which it was obligated to perform to the date hereof.

               2.10 Properties. Except as disclosed on Schedule 2.10, Company has good and valid title to all of the properties and assets that are necessary for the conduct of its business free and clear of any and all Liens (including liens for current Taxes (as defined in Section 2.14(b) hereof)), of any nature whatsoever. All plants, structures and equipment which are utilized in the business, or are material to the condition (financial or otherwise) of Company are owned or leased by Company. Schedule 2.10 sets forth all (1) real property which is owned, leased (whether as lessor or lessee) or subject to contract or commitment of purchase or sale or lease (whether as lessor or lessee) by Company, or which is subject to a title retention or conditional sales agreement or other security device, and (2) tangible personal property which is owned, leased (whether as lessor or lessee) or subject to contract or commitment of purchase or sale or lease (whether as lessor or lessee) by Company.

               2.11 Intellectual Property.

                      (a) Schedule 2.11 identifies (by a summary description) the Intellectual Property (as defined below) of Company which Schedule encompasses: (i) all United States and foreign patents, trademark and trade name registrations, trademarks and tradenames, brandmarks and brand name registrations, servicemarks and servicemark registrations, assumed names and copyrights and copyright registrations, owned in whole or in part or used by Company, and all applications therefore, (ii) all material inventions, discoveries, improvements, processes, formulae, technology, know-how, processes and other intellectual property, proprietary rights and trade secrets owned in whole or in part or used by the Company's and (iii) all licenses and other agreements (the "Licenses") to which Company is a party or otherwise bound which relate to any of the Intellectual Property or the use thereof by Company (collectively, the "Intellectual Property"). No violations of the material terms of any of the aforesaid licenses and/or agreements have occurred. It is understood that the term "Intellectual Property" shall not include Systems (as defined in section 2.12) and that no representations or warranties are made in this Section 2.11 with respect to Systems.

                      (b) Except as disclosed on Schedule 2.11, (i) Company owns or is authorized to use all of the Intellectual Property; (ii) no proceedings have been instituted, are pending, or are threatened which challenge the rights of Company with respect to the Intellectual Property or its use thereof in connection with the assets and properties of Company or the validity thereof and, there is no valid basis for any such proceedings; (iii) Company's ownership of the Intellectual Property nor its use thereof in connection with the assets and properties of Company does not violate any Laws, or has at any time infringed upon or violated any rights of others or to the best of Company's Knowledge, is being infringed by others; (iv) none of the Intellectual Property, or use thereof by Company in connection with the assets and properties of Company is subject to any outstanding order, decree, judgment, stipulation or any Lien except as set forth on Schedule 2.11; (v) no "freeware" that is subject to a GNU Public License or other similar arrangement has been incorporated into any Company software code; and (vi) Company has not granted any license to third parties with regard to the Intellectual Property.

               2.12 Systems and Software. Company owns or has the right to use pursuant to lease, license, sublicense, agreement, or permission all computer hardware, software and information systems necessary for the operation of the Business as presently conducted (collectively, "Systems"), all of which is listed on Schedule 2.12. Each System owned by Company immediately prior to the Effective Time will be owned by Company on identical terms and conditions immediately subsequent to the Effective Time. With respect to each System owned by a third party and used by Company pursuant to lease, license, sublicense, agreement or permission: (a) the lease, license, sublicense agreement or permission covering the System is legal, valid, binding, enforceable, and in full force and effect with regard to Company, and to Company's Knowledge with regard to the other party thereto; (b) the lease, license, sublicense, agreement or permission will continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms following the Effective Time with regard to Company, and to the Company's Knowledge with regard to the other party thereto; (c) neither Company nor to Company's Knowledge any party to any such lease, license, sublicense, agreement or permission is in breach or default, and no event has occurred which with notice or lapse of time would constitute a breach or default, and permit termination, modification or acceleration thereunder; (d) neither Company nor to Company's Knowledge any party or any such lease, license, sublicense, agreement or permission has repudiated any provision thereof; (e) Company has not granted any sublicense, sublease or similar right with respect to any such lease, license, sublicense, agreement or permission; and (f) Company's use and continued use by Company of such System does not and will not interfere with, infringe upon, misappropriate, or otherwise come into conflict with, any intellectual property rights of third parties as a result of the continued operation of the business.

               2.13 Insurance. Schedule 2.13 is a complete and correct list and summary description of all material policies of insurance in which Company is an insured party, beneficiary or loss payable payee, including without limitation any products liability insurance. Such policies are in full force and effect, all premiums due and payable with respect thereto have been paid, and no notice of cancellation or termination has been received by Company with respect to any such policy.

               2.14 Tax Matters.

                      (a) Except as set forth in Schedule 2.14:

                             (i) Company has (A) duly and timely filed or caused
to be filed with the appropriate branch, office, department, agency or other instrumentality engaged in the monitoring, collection and enforcement of Taxes (as defined in (b) below) (the "Tax Authority") each return, declaration or statement, and any amendment thereto (the "Tax Return") that is required to be filed by or on behalf of the Company or that includes or relates to Company's income, sales, assets or business, which Tax Return is true, correct and complete in all material respects, (B) duly and timely paid in full, caused to be paid in full, all Taxes due and payable in respect of all Tax periods up to and including the date of this Agreement, and (C) has properly accrued on the April 30, 2000 Balance Sheet in accordance with GAAP a provision for the payment of all Taxes due or which will be due or for which Company otherwise is or may be liable;

                             (ii) Company has complied in all respects with all
applicable material laws relating to the payment, collection or withholding of any Tax, and the remittance thereof to any and all Tax Authorities;

                             (iii) There is no Lien for Taxes upon any of the
assets or properties of Company;

                             (iv) Company has received no notice fromany Tax
Authority that any Tax Return filed by or on behalf of Company has ever been examined or audited by any Tax Authority;

                             (v) No audit, examination, investigation,
reassessment or other administrative or court proceeding is pending, or to the Knowledge of Company, proposed or threatened with regard to any Tax or Tax Return or the payment, collection or withholding of any Tax;

                             (vi) Company has not received a ruling from any Tax
Authority or signed an agreement with any Tax Authority or has requested a ruling from or an agreement with any Tax Authority, and there is no outstanding subpoena or request for information or documents from any Tax Authority, with respect to any Tax for which Company is or may be liable or with respect to Company's income, sales, assets or business; and

                             (vii) Schedule 2.14 sets forth a list of all
jurisdictions (both foreign and domestic) in which any Tax Returns have been filed by or on behalf of Company, respectively, or with respect to Company's income, sales, assets or business and Company has provided to Purchaser (A) a copy of all Tax Returns for the past five (5) years, and (B) all audit reports, closing agreements, letter rulings, or technical advice memoranda issued to Company relating to any Tax for which Company is or may be liable with respect to Company's income, sales, assets or business.

                      (b) For purposes hereof, "Code" or "IRC" shall mean the Internal Revenue Code of 1986, as amended, and "Tax" or "Taxes" shall mean any tax, charge, fee, levy, deficiency or other assessment of whatever kind or nature including, without limitation, any net income, gross income, profits, gross receipts, excise, real or personal property, sales, ad valorem, withholding, social security, retirement, excise, employment, unemployment, minimum, estimated, severance, stamp, property, occupation, environmental, windfall profits, use, service, net worth, payroll, franchise, license, gains, customs, transfer, recording and other tax, customs duty, fee assessment or charge of any kind whatsoever, imposed by any Tax Authority, including any liability therefore as a transferee (including, without limitation, under section 6901 of the Code or any similar provision of applicable law), as a result of Treasury Regulation Section 1.1502-6 or any similar provision of applicable law, or as a result of any tax sharing or similar agreement, together with any interest, penalties or additions to tax relating thereto.

               2.15 Employee Arrangements.

                      (a) Except as disclosed on Schedule 2.15(a), Company has no outstanding employment agreement with any officer or employee of Company or any bonus, incentive compensation, deferred compensation, profit sharing, stock option, stock bonus, stock purchase, savings, severance, salary continuation (other than benefits that are required to be provided pursuant to Consolidated Omnibus Budget Reconciliation act of 1985 ("COBRA")), consulting, retirement (including health and life insurance benefits provided after retirement) or pension plan (including Employee Benefit Plans as defined in Section 2.15(b) hereof) or arrangement with or for the benefit of any officer, employee or other person, or for the benefit of any group of officers, employees or other persons. Company has not made, or entered into any agreement to make, any payment that becomes payable as a result of the consummation of this transaction which would be treated as an "excess parachute payment" as defined in Section 280G of the Code. There are no such agreements, plans or other arrangements entered into with or provided for any independent contractors with whom Company has a business relationship.

                      (b) Set forth on Schedule 2.15(b) are all of the employee benefit plans as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), but without regard to whether any such plan is in fact subject to ERISA, that is sponsored, or is being maintained or contributed to, by Company (the "Employee Benefit Plan"). None of the Employee Benefit Plans are "multiemployer plans" as defined in Section 3(37) of ERISA. Company has furnished to Parent and Merger Sub (i) a true and complete copy of the plan document and summary plan description for each Employee Benefit Plan, (ii) a true and complete copy of the most recently filed Form 5500 (including the related schedules) with respect to Employee Benefit Plan for which such form is required to be filed, (iii) a true and complete copy of any trust agreement, insurance contract or other agreement or arrangement serving as source of funding any benefits payable under any Employee Benefit Plan, and (iv) the most recently issued financial statement and actuarial report, if any, for each Employee Benefit Plan. No "prohibited transactions" (as such term is defined in Section 4975 of the IRC, or in Part 4 of Subtitle B of Title I of ERISA) have occurred with respect to any Employee Benefit Plan that could result in the imposition of taxes or penalties. With respect to each of the Employee Benefit Plans that is intended to qualify for favorable income tax treatment under Section 401(a) of the IRC, (x) the Internal Revenue Service ("IRS") has issued a favorable determination letter with respect to such plan; (y) except as set forth on Schedule 2.15, Company has furnished Purchaser with a copy of the determination letter most recently issued by the IRS with respect to such plan and the application filed with the IRS for such determination letter; and (z) to the Knowledge of Company, no event has occurred from the date of each such favorable determination letter that would adversely affect the tax-qualified status of the plan in question. Each Employee Benefit Plan has been administered in compliance with the applicable requirements of ERISA and the IRC, and in compliance with all other applicable provisions of law. With respect to each Employee Benefit Plan, Company has not incurred liabilities as a result of the violation of or the failure to comply with any applicable provision of ERISA, the IRC, the continuation coverage rules of COBRA, any other applicable provision of law, or any provision of such plan. None of the Employee Benefit Plans which is an "employee pension benefit plan", as that term is defined in
Section 3(2) of ERISA (a "Company Employee Pension Benefit Plan"), has not incurred an "accumulated funding deficiency," within the meaning of Section 302 of ERISA or Section 412 of the IRC. Company has not failed to make any contribution to, or to make any payment under, any Employee Benefit Plan that it was required to make pursuant to the terms of the plan or pursuant to applicable law in any amount. No "reportable events," with respect to which a notice must be filed with the Pension Benefit Guaranty Corporation ("PBGC"), has occurred with respect to any Employee Pension Benefit Plan subject to Title IV of the ERISA. No proceedings by the PBGC to terminate any Employee Pension Benefit Plan pursuant to Subtitle C of Title IV of ERISA have been instituted or threatened. Company (1) has not incurred any liability to the PBGC in connection with any Employee Pension Benefit Plan, including any liability under Section 4069 of ERISA and any penalty imposed under Section 4071 of ERISA, (2) has not terminated any Employee Pension Benefit Plan, or ceased operations at any facility or withdrawn from any Employee Pension Benefit Plan, in a manner that could subject it to liability or any liens under Section 4062, 4063,

4064 or 4068 of ERISA or (3) has no Knowledge as to the existence of any state of facts, or as to the occurrence of any transactions, that might reasonably be anticipated to result in any liability of Company to the PBGC under any other provision of Title IV of ERISA. There is no pending or, to the Knowledge of Company, threatened legal action, proceeding or investigation against or involving any Employee Benefit Plan which could result in liabilities to the Plan or Company. Except as disclosed on Schedule 2.15, the present value of accrued benefits of each Employee Benefit that is a defined benefit plan as defined in Section 3(35) of ERISA does not exceed the value of the assets of such plan available to pay such benefits.

                      (c) There are no pending or threatened labor negotiations, work stoppages or work slowdowns involving or affecting the Company's business, and no union representation questions exist, and there are no organizing activities, in respect of any of the employees of Company.

               2.16 Certain Business Matters and Practices.

                      (a) Except as set forth on Schedule 2.16(a), Company (i) is not a party to or bound by any material distributorship, dealership, sales agency, franchise or similar agreement and (ii) has not provided any warranties on its respective products and has no greater obligations than to replace the product sold or as is otherwise customary in the industry.

                      (b) Set forth on Schedule 2.16(b) is a description of (i) the rebate and volume discount practices and obligations of Company, (ii) the allowance and customer return practices and obligations of Company, (iii) the co-op advertising and other promotional practices of Company, (iv) price protection agreements, and (v) return policies and historical return rates, as each of the foregoing relate to the customers and suppliers of Company.

               2.17 Certain Contracts.

                      (a) Set forth on Schedule 2.17 is a complete and correct list of all material contracts, commitments, obligations and understandings to which Company is a party or otherwise bound, except for each of those which (a) was made in the ordinary course of business, and (b) either (i) is terminable by Company without liability, expense or other obligation in excess of $5,000 on thirty (30) days' notice or less, or (ii) may be anticipated to involve aggregate payments to or by Company of $5,000 (or the equivalent) or less calculated over the full term thereof, and (c) is not otherwise material to the Company's business. Except as set forth in the immediately preceding sentence, there are no agreements or arrangements in effect entered into by Company with any independent salesperson, distributor, sublicensor or other remarketer or sales organization.

                      (b) Complete and correct copies of all contracts, commitments, obligations and undertakings set forth on any of the Schedules delivered pursuant to this Agreement have been furnished or made available by Company to Purchaser, and (i) each of them is in full force and effect, no person or entity which is a party thereto or otherwise bound thereby is in default thereunder, and no event, occurrence, condition or act exists which does (or which with the giving of notice or the lapse of time or both would) give rise to a default or right of cancellation, acceleration or loss of contractual benefits thereunder; (ii) to the Company's Knowledge, there has been no threatened cancellations thereof, and (iii) there are no outstanding disputes thereunder.

               2.18 Customers and Suppliers.

                      (a) Schedule 2.18(a) sets forth a complete and correct list, as of April 30, 2000, of (i) the 10 largest customers of the Company and the amount for which each such customer is invoiced during the prior twelve (12) month period, and (ii) the 10 largest suppliers of the Company and the amount of goods and services purchased from each such supplier during the prior twelve
(12) month period.

                      (b) Except as set forth on Schedule 2.18(b), Company has not received any notice that any of the suppliers or customers listed on
Schedule 2.18(a) have any disputes with Company or intend to cease selling or rendering services to, or dealing with, Company on substantially the same basis as of the date hereof, nor has any information been brought to its attention which might reasonably lead it to believe any such suppliers or customers intend to alter in any material respect the amount of sales or services or the extent of dealings with Company, or would alter in any material respect the sales or services or dealings in the event of the consummation of the sale under this Agreement. Company has no information which might reasonably indicate, nor has any information been brought to any of their attention which might reasonably lead any of them to believe, that any supplier of Company will not be able to fulfill outstanding or currently anticipated purchase orders placed by, or service obligations to, Company.

               2.19 Approvals/Consents. Except as set forth on Schedule 2.19,
(i) no governmental, administrative or third-party consents, permits, appointments, approvals, licenses, certificates or franchises are necessary for the operation of the Company's business (the "Permits") and (ii) all such Permits are in full force and effect and will, remain in full force and effect without the payment of any penalty, the incurrence of any additional debt or liability or the change of any term. No material violations of the terms thereof have heretofore occurred or are known by Company to exist as of the date hereof. There are no proceedings pending or, to the Knowledge of Company, threatened, or any basis therefore, seeking to cancel, terminate or limit such Permits.

               2.20 Transactions with Affiliated Parties. Schedule 2.20 sets forth a true and complete list and description of all transactions engaged in between Company and any director, officer, employee, stockholder, partner or agent of Company, or any of its respective spouses or children, any trust of which any such person is the grantor, trustee or beneficiary, any corporation of which any such person or party is a stockholder, employee, officer or director, or any partnership or other person in which any such person or party owns an interest (each such person, trust, corporation and partnership, an "Affiliated Party"). No Affiliated Party is a party to any agreement, contract or commitment with Company except as set forth in Schedule 2.20.

               2.21 Restricted Securities. Company has advised each stockholder of Company that the securities such stockholder is purchasing are characterized as "restricted securities" under the federal securities laws inasmuch as they are being acquired from Parent in a transaction not involving a public offering and that under such laws and applicable regulations such securities may be sold without registration under the Act only in certain limited circumstances and in accordance with the terms and conditions set forth in the legend described in
Section 2.22 below.

               2.22 Legends. It is understood that the certificates evidencing Parent's Common Stock will bear the following legend:

                  "These securities have not been registered under the Securities Act of 1933, as amended. They may not be sold, offered for sale, pledged or hypothecated in the absence of a registration statement in effect with respect to the securities under such Act or an opinion of counsel satisfactory to the company that such registration is not required or unless sold pursuant to Rule 144 of such Act."

               2.23 Information as to Company. None of the representations or warranties made by Company in this Agreement or in any agreement executed and delivered by or on behalf of it pursuant hereto contain any untrue statement of a material fact, or omit to state any material fact necessary in order to make the statements therein contained, in light of the circumstances under which they were made, not misleading.

               2.24 Conduct of the Business Since Balance Sheet Date. Except as set forth on Schedule 2.24, since the April 30, 2000 Balance Sheet date:

                      (a) The Company has been conducted its business only in the ordinary course and consistent with past practice;

                      (b) Company has not (i) amended its Articles of Incorporation or By-Laws, (ii) changed the number of authorized, issued or outstanding shares of Company Capital Stock, other than through the conversion of the Preferred Stock into Company Stock, (iii) declared, set aside or paid any dividend or other distribution or payment in cash, stock or property in respect of shares of its capital stock, (iv) made any direct or indirect redemption, retirement, purchase or other acquisition of any of its capital stock, or (v) split, combined or reclassified its outstanding shares of capital stock;

                      (c) Company has not, directly or indirectly, (i) issued, granted, sold or pledged or agreed or proposed to issue, grant, sell or pledge any shares of, or rights of any kind to acquire any shares of the capital stock of Company, (ii) other than in the ordinary course of business and consistent with past practice, incurred any indebtedness for borrowed money, (iii) waived, released, granted or transferred any rights of material value, except in the ordinary course of business consistent with past practices or (iv) transferred, leased, licensed, sold, mortgaged, pledged, disposed of or encumbered any material assets of Company other than in the ordinary course of business and consistent with past practice;

                      (d) There has been no change in any of Company's material personnel or business relationships, including, without limitation, suppliers and customers;

                      (e) Company has not, directly or indirectly, (i) increased the compensation payable or to become payable by it to any of its respective employees, officers or directors, (ii) adopted additional terms or requirements, or made any bonus or unique payment or provision, under any stock option, bonus, profit sharing, pension, retirement, deferred compensation, employment or other payment or employee compensation plan, agreement or arrangement for the benefit of employees of Company or otherwise, (iii) entered into or amended any employment or severance agreement or arrangement or (iv) made any loan or advance to, or enter into any written contract, lease or commitment with, any officer, director or employee of Company;

                      (f) Company has not, directly or indirectly, assumed, guaranteed, endorsed or otherwise become responsible for the obligations of any other individual, firm or corporation or made any loans or advances to any individual, firm or corporation;

                      (g) Company has not made any investment of a capital nature either by purchase of stock or securities, contributions to capital, property transfers, acquisition or financing of equipment or otherwise, other than in the ordinary course of business, or the purchase of any property or assets of any other individual, firm or corporation;

                      (h) Company has not entered into, modified or amended in any material respect or taken any action to terminate any of its material contracts;

                      (i) Company has not taken any action, other than reasonable and usual actions in the ordinary course of business and consistent with past practice, with respect to accounting policies or procedures;

                      (j) Company has not entered into any agreement or arrangement to do any of the foregoing actions.

                                   ARTICLE III

             REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

               Parent and Merger Sub hereby represent and warrant to Company as follows:

               3.1 Organization. Parent is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Each of Parent and Merger Sub has the corporate power and authority to enter into and perform this Agreement, has full corporate power and authority to own, lease and operate its properties and to carry on business as presently conducted by it, and is duly qualified to do business as a foreign corporation in each jurisdiction in which the failure to be so qualified would have a material adverse effect on Parent and Merger Sub as a whole.

               3.2 Authorization. The execution and delivery of this Agreement by Parent and Merger Sub and the performance of their obligations hereunder have been duly authorized by the directors of Parent and Merger Sub and no other corporate action or approval by Parent and Merger Sub is necessary for the execution, delivery or performance of this Agreement by Parent and Merger Sub. This Agreement has been duly executed and delivered by Parent and Merger Sub and is a valid and binding obligation of each of Parent and Merger Sub, enforceable against it in accordance with its terms, except as such enforceability may be limited by (a) bankruptcy, insolvency, reorganization, moratorium or other similar laws, now or hereafter in effect, relating to or limiting creditors' rights generally, and (b) general principles of equity (whether considered in an action in equity or at law).

               3.3 No Conflict. Neither the execution and delivery of this Agreement by Parent and Merger Sub nor the consummation of the transactions contemplated hereunder nor the fulfillment by Parent and Merger Sub of any of its terms will:

               (a) conflict with or result in a breach by Parent or Merger Sub of, or constitute a default by it under, or create an event that, with the giving of notice or the lapse of time, or both, would be a default under or breach of, any of the terms, conditions or provisions of (i) any indenture, mortgage, lease, deed of trust, pledge, loan or credit agreement or any other material contract, arrangement or agreement to which Parent or Merger Sub is a party or to which a material portion of its assets is subject, (ii) the Certificate of Incorporation or Bylaws of Parent or Merger Sub, or (iii) any judgment, order, writ, injunction, decree or demand of any Governmental Entity which materially affects Parent or Merger Sub or which materially affects the Parent or Merger Sub's ability to conduct its business or to own or convey its assets;

               (b) result in the creation or imposition of any Lien upon any material portion of the assets of Parent or Merger Sub or which materially affects the Parent's or Merger Sub's ability to conduct its business as conducted prior to the date of this Agreement; or

               (c) cause a loss or adverse modification of any permit, license, or other authorization granted by any Governmental Entity to or otherwise held by Parent or Merger Sub which is necessary or materially useful to Parent or Merger Sub's business.

               3.4 Consents and Approvals. Except for those filings listed on
Schedule 3.4 hereto, no consent, approval or authorization of, or declaration, filing or registration with, any

Governmental Entity or any third party is required to be made or obtained by Parent or Merger Sub in connection with the execution, delivery and performance by Parent or Merger Sub of this Agreement and the consummation of the transactions contemplated hereby.

               3.5 No Finders or Brokers. Neither Parent nor Merger Sub has entered into any agreement, arrangement or understanding with any Person which could result in the obligation to pay any finder's fee, brokerage commission, advisory fee or similar payment in connection with this Agreement or the transactions contemplated hereby.

               3.6 Capitalization. The authorized capital stock of Parent consists of 80,000,000 shares of Parent Common Stock, $.01 par value and 10,000,000 shares of blanket preferred stock, par value of $.01 per share. As of March 31, 2000: (1) 44,315,610 shares of Parent Common Stock are issued and outstanding, all of which are duly authorized, validly issued, fully paid and nonassessable; (2) 11,836,123 shares of Parent Common Stock are reserved for future issuance upon exercise of options granted by Parent; and (3) 239,669 shares of Parent Common Stock are reserved for future issuance upon exercise of warrants granted by Parent.

               3.7 Merger Consideration. The Parent Common Stock, when issued and delivered in accordance with the terms and provisions of this Agreement, will be duly authorized and validly issued, fully paid and non-assessable, and issued in compliance with all applicable federal and state securities laws.

               3.8 Securities and Exchange Commission Filings; Financials.

                      (a) Since January 1, 1998, Parent has timely filed on EDGAR all forms, reports, statements and documents required to be filed with the SEC (collectively, the "Parent SEC Reports"), each of which has complied in form in all material respects with the applicable requirements of the Securities Act or the Exchange Act, as applicable, each as in effect on the date so filed.

                      (b) Each of the financial statements contained in the Parent SEC Reports has been prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may otherwise be indicated in the notes thereto) and each presents fairly, in all material respects, the financial position of Parent as at the respective dates thereof and the results of its operations and cash flow position for the periods indicated.

               3.9 Full Disclosure. The representations and warranties made by the Parent and contained in the Parent SEC Reports, when taken together, do not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements so made, in light of the circumstances under which they were made, not misleading.


                                   ARTICLE IV

                                    COVENANTS

               4.1 Exclusivity. During the period from the date of this Agreement to the Closing Date, Company shall not take any action to, directly or indirectly, encourage, initiate or engage in discussions or negotiations with, or provide any information to, any Person, other than Parent, concerning any purchase of the Company Common Stock or any merger, sale of substantial assets or similar transaction involving Company.

               4.2 Cooperation/Further Assurances.

                      (a) Each of the parties hereto hereby agrees to fully cooperate with the other parties hereto in preparing and filing any notices, applications, reports and other instruments and documents which are required by, or which are desirable in the reasonable opinion of any of the parties hereto, or their respective legal counsel, in respect of, any statute, rule, regulation or order of any governmental or administrative body in connection with the transactions contemplated by this Agreement.

                      (b) Each of the parties hereto hereby further agrees to execute, acknowledge, deliver, file and/or record, or cause such other parties to the extent permitted by law to execute, acknowledge, deliver, file and/or record such other documents as may be required by this Agreement and as Parent, Merger Sub or Company may reasonably require in order to document and carry out the transactions contemplated by this Agreement.

               4.3 Registration Statement; Rule 144 Reporting.

                      (a) Parent will use its reasonable best efforts to register all shares to be issued hereunder with the SEC as soon as practicable on the next Form S-3 filed by Parent. All registration obligations of Parent under this Agreement are limited to registrations permitted on Form S-3, if available. It is anticipated that a registration statement will be filed within thirty (30) days after the Closing Date. All registration expenses, including, without limitation, all registration and filing fees, printing expenses, reasonable fees and disbursements of a single special counsel for the Company stockholders, blue sky fees and expenses and the expense of any special audits incident to or required by any such registration, shall be paid by Parent. Each Company stockholder shall pay all underwriting discounts and selling commissions applicable to the sale of his shares pursuant to any such registration.

                      (b) With a view to making available to the Company stockholders the benefits of certain rules and regulations of the SEC which may permit the sale of the shares of Parent Common Stock acquired under this Agreement to the public without registration, Parent agrees to use its reasonable best efforts to:

                             (i) Make and keep public information available, as
those terms are understood and defined in SEC Rule 144 or any similar or analogous rule promulgated under the Securities Act; and

                             (ii) File with the SEC, in a timely manner, all
reports and other documents required of Parent under the Exchange Act.


                                    ARTICLE V

                              CONDITIONS OF CLOSING

               5.1 Conditions to Each Party's Obligation to Effect the Merger. The respective obligations of the parties hereto to effect the Merger shall be subject to the fulfillment at or prior to the Effective Time of the following conditions:

                      (a) Litigation. No order of any court or administrative agency shall be in effect which restrains or prohibits the transactions contemplated hereby, and no claim, suit, action, inquiry, investigation or proceeding in which it will be, or it is, sought to restrain, prohibit or change the terms of or obtain damages or other relief in connection with this Agreement or any of the transactions contemplated hereby, shall have been instituted or threatened by any person or entity, and which, upon the advice of counsel to any of the parties hereto (based on the reasonable likelihood of success and material consequences of such claim, suit, action, inquiry or proceeding), makes it inadvisable to proceed with the consummation of such transactions.

                      (b) Vote. The Merger contemplated hereby shall have been approved and adopted by the requisite vote of the holders of the outstanding shares of Company Capital Stock entitled to vote thereon at the stockholders meeting.

                      (c) Merger Certificate. Confirmation, in the form satisfactory to the parties hereto, from the State of Delaware and the State of Michigan or a filing service (jointly chosen by the parties hereto) that the Certificate of Merger of Company with and into Merger Sub has been filed with the Secretary of State of Delaware and with the State of Michigan, together with a copy of the executed form of the merger agreement or plan of merger, as applicable.

                      (d) Consents. All consents, waivers, approvals, licenses and authorizations by third parties and governmental and administrative authorities (and all amendments or modifications to existing agreements with third parties) required as a precondition to the performance by either Parent, Merger Sub or Company of their respective obligations hereunder and under any agreement delivered pursuant hereto shall have been duly obtained and shall be in full force and effect.

                      (e) Date of Consummation. The Merger shall have been consummated on or prior to June 30, 2000, or such later date as the parties shall agree by a written instrument signed by all of them.

               5.2 Conditions to the Obligation of Company to Effect the Merger. The obligation of Company to effect the Merger shall be subject to the fulfillment at or prior to the Effective Time of the following additional conditions:

                      (a) Each of Parent and Merger Sub shall have performed in all material respects its respective obligations under this Agreement required to be performed by either or both of them on or prior to the Effective Time pursuant to the terms hereof.

                      (b) All representations or warranties of Parent and Merger Sub in this Agreement which are qualified with respect to a material adverse effect or materiality shall be true and correct, and all such representations or warranties that are not so qualified shall be true and correct in all material respects, in each case as if such representation or warranty was made as of the Effective Time, except to the extent that any such representation or warranty is made as of a specified date, in which case such representation or warranty shall have been true and correct as of such specified date.

                      (c) Since the date of this Agreement, there shall not have been any material adverse change in the financial condition, results of operations, assets, properties, liabilities, business or prospects of Parent.

                      (d) Each of Parent and Merger Sub shall have delivered to Company a certificate dated the Effective Time and executed by their respective Chairman of the Board, President or Vice President to the effect set forth in paragraphs (a), (b) and (c) of this Section 5.2.

                      (e) Each of Parent and Merger Sub shall have delivered to Company a certificate of the secretary of such party, setting forth a copy of their respective Certificates of Incorporation, resolutions adopted by the Board of Directors approving the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, together with a signature and incumbency certificate.

                      (f) Employment Agreements between Parent and each of Andy Seidl and Carol Seidl.

                      (g) Noncompetition Agreements between Parent and each of Andy Seidl and Carol Seidl.

                      (h) Escrow Agreement among Parent, Merger Sub, the Seidls, the other primary shareholders, namely, Arbor Venture Partners and Longinus Private Equities I (collectively with the Seidls, the "Primary Shareholders") and Greater Bay Trust Company as of the Closing Date, with the remaining shareholders becoming signatories to the Escrow Agreement or providing powers of attorney naming one or more of the Primary Shareholders as their attorney in fact in connection with the Escrow Agreement within thirty (30) days of the Closing Date.

                             (i) Company and the Seidls shall have received from
Parker Chapin LLP, counsel to the Parent, an opinion dated the Effective Time in the form reasonably agreed to by the parties hereto.

                             (i) Without limitation by specific enumeration of
the foregoing, all other documents reasonably required to consummate the transactions contemplated herein.

               5.3 Conditions to Obligations of Parent and Merger Sub to Effect the Merger. The obligations of Parent and Merger Sub to effect the Merger shall be subject to the fulfillment at or prior to the Effective Time of the following additional conditions:

                      (a) Company shall have performed in all material respects each of its obligations under this Agreement required to be performed by it on or prior to the Effective Time pursuant to the terms hereof.

                      (b) All representations or warranties of Company in this Agreement which are qualified with respect to a Material Adverse Effect or materiality shall be true and correct, and all representations or warranties that are not so qualified shall be true and correct in all material respects, in each case as if such representation or warranty were made as of the Effective Time except to the extent that any such representation or warranty is made as of a specified date, in which case such representation or warranty shall have been true and correct as of such specified date.

                      (c) Since the date of this Agreement, there shall not have been any material adverse change in the financial condition, results of operations, assets, properties, liabilities, business or prospects of Company.

                      (d) Company shall have delivered to Parent and Merger Sub a certificate of its Chairman of the Board, President or Vice President to the effect set forth in paragraphs (a), (b) and (c) to this Section 5.3.

                      (e) Company shall have delivered to Parent and Merger Sub a certificate of the secretary of Company, setting forth a copy of its Certificate of Incorporation, By-laws and the resolutions having been adopted by the Board of Directors approving the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, together with a signature and incumbency certificate.

                      (f) Parent shall have received from Bodman, Longley and Dahling, LLP, counsel to Company, an opinion dated the Effective Time in the form reasonably agreed to by the parties hereto.

               (g) Company shall have delivered to Parent a Certificate of Good Standing for the Company issued by the Corporation, Securities and Land Development Bureau of the State of Michigan, and by the Secretary of State of each state in which the company is qualified to transact business, such certificates to be issued at a date not earlier than ten (10) days prior to the Closing Date.

               (h) No later than 30 days after the Closing Date, a Tax Clearance Certificate for the Company issued by the Michigan Department of Treasury, and by the taxing authority of each state in which the Company is qualified to do business, evidencing the filing of all tax reports and the payment in full by the Company of income, sales and use taxes imposed by such states as of the date of the applicable tax good standing certificate.

               (i) The stock books, stock ledgers, minute books and for the Company; and

               (j) All necessary consents, approvals and estoppel letters or acceptable alternate arrangements with respect thereto.

               (k) Employment Agreements between Parent and each of Andy Seidl and Carol Seidl.

               (l) Noncompetition Agreements between Parent and each of Andy Seidl and Carol Seidl.

               (m) Escrow Agreement among the Company, the Primary Shareholders (as defined in Section 5.2(h)) and Greater Bay Trust Company as of the Closing Date, with the remaining shareholders becoming signatories to the Escrow Agreement or providing powers of attorney naming one or more of the Primary Shareholders as their attorney in fact in connection with the Escrow Agreement within thirty (30) days of the Closing Date.

               (n) Without limitation by specific enumeration of the foregoing, all other documents reasonably required to consummate the transactions contemplated herein.



                                   ARTICLE VI

                            TERMINATION OF AGREEMENT

               6.1 Termination of Agreement. This Agreement may be terminated and abandoned at any time prior to the Closing:

               (a) By mutual consent of Parent and the Seidls;

               (b) By Parent or the Seidls if, without fault of such terminating party, the Closing shall not have been consummated on or before June 30, 2000.

               (c) By Parent if any of the Company's stockholders has exercised and perfected dissenters rights with respect to the Merger; or

               (d) By Company if the Average Per-Share Price (as defined in
Section 1.6(a)(i) above) is less than $4.00.

               6.2 Effect of Termination. In the event of termination of this Agreement as provided in Section 6.1, written notice thereof shall be promptly given by the terminating party to the other parties and thereafter this Agreement shall forthwith become void, and there shall be no liability or obligation on the part of Parent, Merger Sub or Company or any of their respective Affiliates, except that nothing herein will relieve any party from liability for any breach of any agreement or covenant herein, and if either Parent or Company terminates this Agreement pursuant to a breach of the representations by the other party, the breaching party shall pay all third party costs and expenses incurred by the non-breaching party and its Affiliates in connection with this Agreement and the transactions contemplated hereunder.


                                   ARTICLE VII

                                 INDEMNIFICATION

               7.1 Survival; Right to Indemnification Not Affected By Knowledge. All representations, warranties, covenants, and obligations of Company in this Agreement, the Disclosure Schedule, and any certificate or document delivered pursuant to this Agreement will survive the Closing for a period of twelve (12) months for all stockholders and an additional twelve (12) months for the Seidls. The right to indemnification, payment of Damages or other remedy based on such representations, warranties, covenants, and obligations will not be affected by any investigation conducted with respect to, or any knowledge acquired (or capable of being acquired) at any time, whether before or after the execution and delivery of this Agreement or the Closing Date, by Parent with respect to the accuracy or inaccuracy of or compliance with, any such representation, warranty, covenant, or obligation. The waiver by Parent of any condition based on the accuracy of any representation or warranty, or on the performance of or compliance with any covenant or obligation, will not affect the right to indemnification, payment of Damages, or other remedy based on such representations, warranties, covenants, and obligations.

               7.2 Indemnification and Payment of Damages. The Company and the Seidls ("Indemnifying Parties") will indemnify and hold harmless Parent, Merger Sub and their representatives, stockholders, controlling persons, and affiliates (collectively, the "Indemnified Persons" ) for, and will pay to the Indemnified Persons the amount of, any loss, liability, claim, damage (including incidental and consequential damages), expense (including costs of investigation and defense and reasonable attorneys' fees) or diminution of value, whether or not involving a third-party claim (collectively, "Damages"), arising, directly or indirectly, from or in connection with any breach of any representation, warranty, covenant, or obligation made by Indemnifying

Parties in this Agreement, the Disclosure Schedule, or any other certificate or document delivered by Company pursuant to this Agreement.

               7.3 Limitations on Amount. Indemnifying Parties will have no liability under this Section 7 until the total of all Damages with respect to such matters exceeds $25,000, after which Parent may recover the amount of damages from the first dollar of damages incurred by Parent. The total amount of indemnification permitted under this Section 7 shall be limited to: (i) for all Company stockholders excluding the Seidls, the Indemnity Escrow Shares applicable to such stockholders, and (ii) for the Seidls, (A) for the first twelve (12) months following the Closing Date, one hundred percent (100%) of the Merger Consideration received by the Seidls ("Seidl Consideration") for Damages relating to claims arising in connection with Sections 2.2, 2.14 and 2.15(a) ("Primary Indemnification Claims") and ten percent (10%) of the Seidl Consideration for any other claims, and (B) for the second twelve (12) months following the Closing Date, fifty percent (50%) of the Seidl Consideration for Damages relating to the Primary Indemnification Claims only.

               7.4 Procedure for Indemnification - Third-Party Claims.

                      (a) Promptly after receipt by an Indemnified Party of notice of any Threatened Proceeding against it or the commencement of any Proceeding against it, such Indemnified Party will, if a claim is to be made against the Indemnifying Parties under this Article VII, give notice to the Indemnifying Parties of the commencement of such claim, but the failure to notify the Indemnifying Parties will not relieve the Indemnifying Parties of any liability that it may have to any Indemnified Party, except to the extent that the Indemnifying Parties demonstrate that the defense of such action is prejudiced by the Indemnified Parties' failure to give such notice. A claim, Proceeding, dispute, action, or other matter will be deemed to have been "Threatened" if any demand or statement has been made (orally or in writing) or any notice has been given (orally or in writing), or if any other event has occurred or any other circumstances exist, that would lead a prudent person to conclude that such a claim, Proceeding, dispute, action, or other matter is likely to be asserted, commenced, taken, or otherwise pursued in the future. For purposes of this Agreement, "Proceeding" shall mean any action, arbitration, audit, hearing, investigation, litigation, or suit (whether civil, criminal, administrative, investigative, or informal) commenced, brought, conducted, or heard by or before, or otherwise involving, any governmental body or arbitrator.

                      (b) If any Proceeding referred to in Section 7.4(a) is brought against an Indemnified Party and it gives notice to the Indemnifying Parties of the commencement of such Proceeding, the Indemnifying Parties will be entitled to participate in such Proceeding and, to the extent that they wish (unless (i) the Indemnifying Parties are also parties to such Proceeding and the Indemnified Party determines in good faith that joint representation would be inappropriate, or (ii) the Indemnifying Parties fail to provide reasonable assurance to the Indemnified Party of its financial capacity to defend such Proceeding and provide indemnification with respect to such Proceeding), unless the claim involves Taxes, to assume the defense of such Proceeding with counsel satisfactory to the Indemnified Party and, after notice from the Indemnifying Parties to the Indemnified Party of its election to assume the defense of such Proceeding, the Indemnifying Parties will not, as long as it diligently conducts such defense, be liable to the Indemnified Party under this
Section 7 for any fees of other counsel or any other expenses with respect to the defense of such Proceeding, in each case subsequently incurred by the Indemnified Party in connection with the defense of such Proceeding, other than reasonable costs of investigation. If the Indemnifying Parties assume the defense of a Proceeding, (i) it will be conclusively established for purposes of this Agreement that the claims made in that Proceeding are within the scope of and subject to indemnification; (ii) no compromise or settlement of such claims may be effected by the Indemnifying Parties without the Indemnified Party's consent unless (A) there is no finding or admission of any violation of any law, regulation or statute or any violation of the rights of any person or entity and no effect on any other claims that may be made against the Indemnified Party, and (B) the sole relief provided is monetary damages that are paid in full by the Indemnifying Parties; and (iii) the Indemnified Party will have no liability with respect to any compromise or settlement of such claims effected without its consent. If notice is given to the Indemnifying Parties of the commencement of any Proceeding and the Indemnifying Parties do not, within ten business days after the Indemnified Party's notice is given, give notice to the Indemnified Party of their election to assume the defense of such Proceeding, the Indemnifying Parties will be bound by any determination made in such Proceeding or any compromise or settlement effected by the Indemnified Party.

                      (c) Notwithstanding the foregoing, if an Indemnified Party determines in good faith that there is a reasonable probability that a Proceeding may adversely affect it or its affiliates other than as a result of monetary damages for which it would be entitled to indemnification under this Agreement, the Indemnified Party may, by notice to the Indemnifying Parties, assume the exclusive right to defend, compromise, or settle such Proceeding, but the Indemnifying Parties will not be bound by any determination of a Proceeding so defended or any compromise or settlement effected without their consent (which may not be unreasonably withheld or delayed).

                      (d) Indemnifying Parties hereby consent to the non-exclusive jurisdiction of any court in which a Proceeding is brought against any Indemnified Person for purposes of any claim that an Indemnified Person may have under this Agreement with respect to such Proceeding or the matters alleged therein, and agree that process may be served on Indemnifying Parties with respect to such a claim anywhere in the world.

               7.5 Procedure for Indemnification Other Claims. A claim for indemnification for any matter not involving a third-party claim may be asserted by notice to the Indemnifying Parties.

                                  ARTICLE VIII

                                  MISCELLANEOUS

               8.1 Further Actions. From time to time, as and when requested by any party hereto, each other party shall execute and deliver, or cause to be executed and delivered, such documents and instruments and shall take, or cause to be taken, such further or other actions as the requesting party may reasonably deem necessary or desirable to carry out the intent and purposes of this Agreement, to transfer, assign and deliver the Company Common Stock to Merger Sub and its successors and assigns effective as of the Closing (or to evidence the foregoing) and to consummate and give effect to the other transactions, covenants and agreements contemplated hereby.

               8.2 Expenses. Except as otherwise specifically provided herein, Company, Parent and Merger Sub shall each bear their own legal fees and other costs and expenses with respect to the negotiation, execution and delivery of this Agreement and the consummation of the transactions contemplated hereunder. Except as otherwise set forth in Section 1.8 above, Parent shall pay all sales, transfer and documentary taxes and other expenses incident to the exchange of Company Common Stock or Company Preferred Debt for Parent Common Stock. This Section shall not limit Parent's right to allocate costs and expenses to the Surviving Corporation after the Closing.

               8.3 Entire Agreement. This Agreement, which includes the Appendix, the Schedules and the Exhibits hereto and the other documents, agreements and instruments executed and delivered pursuant to this Agreement, contains the entire agreement between the parties hereto with respect to the transactions contemplated by this Agreement and supersedes all prior arrangements or understandings with respect thereto, including, without limitation, any and all letters of intent among the parties hereto.

               8.4 Descriptive Headings. The descriptive headings of this Agreement are for convenience only and shall not control or affect the meaning or construction of any provision of this Agreement.

               8.5 Notices. All notices or other communications which are required or permitted hereunder shall be in writing and shall be sufficiently given if (a) delivered personally or (b) sent by registered or certified mail, postage prepaid, or (c) sent by overnight courier with a nationally recognized courier, or (d) sent via facsimile confirmed in writing in any of the foregoing manners, as follows:

If to Company:    Genitor Corporation
                  220 East Huron Street
                  Suite 500
                  Ann Arbor, Michigan 48104
                  Attn: Carol Seidl
                  Facsimile: (734) 213-2500


If to the Seidls: F. Andy and Carol A. Seidl
                  1717 South University

                  Ann Arbor, Michigan 48104

With a copy to:   Randolph S. Perry
                  Bodman, Longley & Dahling LLP
                  34th Floor, 100 Renaissance Center
                  Detroit, Michigan 48243
                  Facsimile: (313) 393-7579

If to Parent      StarBase Corporation
Or Merger Sub:    4 Hutton Centre Drive
                  Suite 800
                  Santa Ana, CA 92707
                  Attention: Chief Financial Officer and Corporate Counsel
                  Facsimile: (714) 445-4482

with a copy to:   Parker Chapin LLP
                  The Chrysler Building
                  405 Lexington Avenue
                  New York, NY  10174
                  Attention: Christopher Auguste
                  Facsimile: (212) 704-6288


If sent by mail, notice shall be considered delivered five (5) business days after the date of mailing, and if sent by any other means set forth above, notice shall be considered delivered upon receipt thereof. Any party may by notice to the other parties change the address to which notice or other communications to it are to be delivered or mailed.

               8.6 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of California (other than the choice of law principles thereof). Any action, suit or other proceeding initiated by Company or Parent against any other party under or in connection with this Agreement may be brought in any Federal or state court in the State of California having jurisdiction over the subject matter thereof as the party bringing such action, suit or proceeding shall elect. Company, the Seidls and Parent hereby submit themselves to the jurisdiction of any such court and agree that service of process on them in any such action, suit or proceeding may be effected by the means by which notices are to be given to it under this Agreement.

               8.7 Assignability. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assigns. This Agreement shall not be assignable by any party without the written consent of the other parties and any such purported assignment by any party without such consent shall be void, except that:

               (a) Any or all rights of Parent and Merger Sub to receive the performance of the obligations of Company hereunder and rights to assert claims against Company in respect of any inaccuracy in or breach of any representations, warranties or covenants of Company hereunder, may be assigned by Parent and Merger Sub to a direct or indirect subsidiary of Parent, and

               (b) Parent and Merger Sub may assign to any bank, insurance company or other financial institution providing financing or extending credit to Parent, Merger Sub or Company any or all of its rights to assert claims against Company in respect of any inaccuracy in or breach of representations, warranties or covenants under this Agreement.

               8.8 Waivers and Amendments. Any amendment or supplementation of this Agreement shall be effective only if in writing signed by each of the parties hereto. Any waiver of any term or condition of this Agreement shall be effective only if in writing signed by the party giving the waiver. A waiver of any breach or failure to enforce any of the terms or conditions of this Agreement shall not in any way affect, limit or waive a party's rights hereunder at any time to enforce strict compliance thereafter with every term or condition of this Agreement, except to the extent such future rights are specifically included within the scope of such written waiver.

               8.9 Third Party Rights. Notwithstanding any other provision of this Agreement, and except as expressly provided in Section 7 hereof or as permitted pursuant to Section 8.7 hereof, this Agreement shall not create benefits on behalf of any shareholder or employee of Parent, Merger Sub or Company, or any other Person (including without limitation any broker or finder), and this Agreement shall be effective only as between the parties hereto, their successors and permitted assigns.

               8.10 Public Announcements. Parent, Merger Sub and Company will consult with each other before issuing any press release or otherwise making any public statements with respect to the transactions contemplated by this Agreement, and neither Parent, Merger Sub nor Company shall issue any such press release or make any such public statement without the prior approval of the other parties both as to the making of such release or statement and as to the form and content thereof, except to the extent that such party is advised by counsel, in good faith, that such release or statement is required as a matter of law.

               8.11 Severability. If any term or provision of this Agreement or the application thereof to any circumstance shall, in any jurisdiction, be invalid or unenforceable, such term or provision shall be ineffective as to such jurisdiction to the extent of such invalidity or unenforceability without invalidating or rendering unenforceable such term or provision in any other jurisdiction, the remaining terms and provisions of this Agreement or the application of such terms and provisions to circumstances other than those as to which it is held invalid or unenforceable.

               8.12 Counterparts. This Agreement may be executed in any number of counterparts, and each such counterpart hereof shall be deemed to be an original instrument, but all such counterparts together shall constitute but one agreement. Facsimile signatures shall be treated as if they were originals.



                            [SIGNATURE PAGE FOLLOWS]

               IN WITNESS WHEREOF, the undersigned have executed and delivered this Agreement as of the date first above written.

                                    "Merger Sub"

                                    GENITOR ACQUISITION CORP


                                    By:_________________________________________
                                    Name:
                                    Title:


                                    "Parent"

                                    STARBASE CORPORATION


                                    By:_________________________________________
                                    Name:
                                    Title:


                                    "Company"


                                    GENITOR CORPORATION.


                                    By:_________________________________________
                                    Name:
                                    Title:

                                   APPENDIX A

                                   DEFINITIONS


               Capitalized terms in this Agreement shall have the meanings ascribed to them in this Appendix A unless such terms are defined elsewhere in this Agreement:

               Capital Lease: A contract for the lease of property which possesses the characteristics of a purchase and is reflected as a capital lease on the Financial Statements.

               Governmental Entity: Any nation or any state, commonwealth, territory, possession or tribe and any political subdivision, courts, departments, commissions, boards, bureaus, agencies or other instrumentalities of any of the foregoing.

               Person: An individual, corporation, partnership, joint venture, trust or unincorporated organization or association or other form of business enterprise or a Governmental Entity.

               Subsidiary: With respect to any Person, any other Person whose voting securities or other ownership interests directly or indirectly are owned by such Person.

               Other Definitions: The following terms have the meanings ascribed to them in the Sections noted:

                                                                    Section
                  Agreement                                         Recitals

                  Affiliated Party                                  2.20

                  Audited Financial Statements                      4.2

                  Authorizations                                    2.9(a)

                  Closing                                           6.1

                  Closing Date                                      6.1

                  COBRA                                             2.14(f)

                  Code                                              2.14(c)

                  Company                                           Recitals

                  Company Common Stock                              Recitals

                  Company Documents                                 2.4

                  Company Reports                                   2.8

                  Contracts                                         2.8(b)

                  Damages                                           7.2

                  Employee Benefit Plan                             2.15(b)

                  Employment Agreement                              5.1(j)

                  Environmental Law                                 2.16(b)

                  ERISA                                             2.14(a)

                  Hazardous Materials                               2.16(c)

                  Intellectual Property                             2.11

                  IRC                                               2.14(b)

                  Lien                                              2.5

                  Laws                                              2.7

                  Licenses                                          2.11

                  Material Adverse Effect                           2.5

                  Merger Consideration                              1.6(a)

                  Parent Shares                                     Recitals

                  PBGC                                              2.15(b)

                  Permits                                           2.19

                  Primary Indemnification Claims                    7.3

                  Primary Shareholders                              5.2(h)

                  Seidl Consideration                               7.3

                  Seidl Escrow Shares                               1.9

                  Seidls                                            1.9

                  Systems                                           2.12

                  Tax Authority                                     2.14(a)

                  Tax Return                                        2.14(a)